UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2023

ELECTRAMECCANICA VEHICLES CORP.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-38612	98-1485035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Silver Drive Third Floor Burnaby, British Columbia, Canada	V5H 0H5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 428-7656

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Shares, no par value	SOLO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Arrangement Agreement

On August 14, 2023, ElectraMeccanica Vehicles Corp., a company existing under the laws of the Province of British Columbia (“ElectraMeccanica” or the “Company”), Tevva Motors Limited, a company registered in England and Wales (“Tevva”), 1432952 B.C. Ltd., a company existing under the laws of the Province of British Columbia (“Holdco”), and 1432957 B.C. Ltd., a company existing under the laws of the Province of British Columbia (“Parentco”), entered into an Arrangement Agreement (the “Arrangement Agreement”), pursuant to which ElectraMeccanica and Tevva will combine by way of a statutory plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”).

Pursuant to the Arrangement Agreement and the Plan of Arrangement, (i) Holdco will purchase, and shareholders of Tevva will sell, all of the issued and outstanding shares of Tevva (the “Tevva Shares”) in consideration for shares of Holdco (the “Holdco Transfer”), following which (ii) (A) Holdco and Parentco will amalgamate to form the resulting issuer (the “Resulting Issuer”), (B) shareholders of ElectraMeccanica will transfer their shares of ElectraMeccanica (excluding any shares transferred from a dissenting shareholder, the “ElectraMeccanica Shares”), free and clear of all liens, to the Resulting Issuer, and in consideration for such transfer, such ElectraMeccanica shareholders will be issued shares of the Resulting Issuer (the “Resulting Issuer Shares”), and (C) the Resulting Issuer will redomicile to the United States as a Delaware corporation pursuant to Section 388 of the Delaware General Corporation Law and will operate as Tevva, Inc.

Following the Arrangement, the Resulting Issuer will manage and hold the combined business of ElectraMeccanica and Tevva and will own all of the issued and outstanding ElectraMeccanica Shares and Tevva Shares.

Consideration

Upon completion of the Arrangement, the Resulting Issuer is expected to be owned approximately 23.5% by former ElectraMeccanica securityholders and 76.5% by former Tevva securityholders on a fully diluted basis. The exact number of Resulting Issuer Shares to be issued to ElectraMeccanica shareholders and Tevva shareholders will be determined before the closing of the Arrangement.

At the effective time of the Arrangement, (i) all ElectraMeccanica deferred share units, ElectraMeccanica performance share units and ElectraMeccanica restricted share units, whether vested or unvested, shall immediately vest and shall be settled by ElectraMeccanica in exchange for one ElectraMeccanica Share each; (ii) all ElectraMeccanica in-the-money options, whether vested or unvested, shall be exercised in exchange for a number of shares ElectraMeccanica Shares equal to the in-the-money value of such options; and (iii) all ElectraMeccanica options out-of-the-money will be cancelled.

Each of the warrants to acquire ElectraMeccanica Shares that are outstanding immediately prior to the Arrangement will remain exercisable, in accordance with the terms of such warrants, for the number of Resulting Issuer Shares that the holder of such warrants would have been entitled to receive as a result of the transactions contemplated by the Arrangement if, immediately prior to the Arrangement, such holder had been the holder of the number of ElectraMeccanica Shares to which such holder would have been entitled if such holder had exercised its warrants immediately prior to the completion of the Arrangement.

Conditions to the Arrangement

The Arrangement Agreement contains a number of conditions to the completion of the Arrangement, including, but not limited to, (a) obtaining the required approvals of ElectraMeccanica’s and Tevva’s shareholders, (b) obtaining the approval of the Supreme Court of British Columbia of the terms and conditions of the Arrangement, (c) obtaining conditional approval for the Resulting Issuer Shares to be listed on the Nasdaq stock exchange, (d) the absence of any injunction or similar restraint prohibiting or making illegal the consummation of the Arrangement or any of the other transactions contemplated by the Arrangement Agreement, (e) the required regulatory approvals having been obtained, (f) subject to certain materiality exceptions, the accuracy of the representations and warranties of each party, (g) the performance in all material respects by each party of its obligations under the Arrangement Agreement, (h) no material adverse effect having occurred, (i) all key consents being obtained and (j) no proceeding being pending or threatened against either party that would prevent or materially delay the consummation of the Arrangement.

Certain Other Terms of the Arrangement Agreement

The Arrangement Agreement provides for customary non-solicitation covenants, subject to the right of the board of directors of ElectraMeccanica (the “ElectraMeccanica Board”) to consider an acquisition proposal and a right to change their recommendation and accept a superior proposal and the right of Tevva to match any such proposal within five business days.

In addition, ElectraMeccanica may terminate the Arrangement Agreement prior to approval of the ElectraMeccanica shareholders of the Arrangement if the ElectraMeccanica Board authorizes ElectraMeccanica to enter into a definitive agreement providing for the implementation of a superior proposal. Either ElectraMeccanica or Tevva may terminate the Arrangement Agreement if there is a change in the counterparty’s Board recommendation that the shareholders approve the Arrangement. The Arrangement Agreement may also be terminated by the other party if ElectraMeccanica shareholders or Tevva shareholders do not approve the transaction, by the mutual written agreement of ElectraMeccanica and Tevva and in other customary circumstances.

The Arrangement Agreement provides further that a termination fee will be payable by ElectraMeccanica or Tevva, as the case may be, upon termination of the Arrangement Agreement under specified circumstances, including: (i) a material breach by the other party of the non-solicitation covenants; (ii) if the effective time of the Arrangement does not occur on or prior to January 31, 2024 if: (a) prior to such termination, an acquisition proposal meeting certain requirements has been publicly announced or otherwise communicated to ElectraMeccanica or Tevva, as the case may be, and (b) within 12 months of the date of such termination, an acquisition proposal transaction is agreed or completed by ElectraMeccanica or Tevva, as the case may be; or (iii) in the event of an adoption of a superior proposal by the ElectraMeccanica Board or by a change in the recommendation of the ElectraMeccanica Board or the board of directors of Tevva (the “Tevva Board”) and the approval for the transaction of ElectraMeccanica shareholders or Tevva shareholders, as applicable, is not obtained.

In the event such termination fee is payable by ElectraMeccanica or Tevva, as the case may be, ElectraMeccanica will be required to pay Tevva or Tevva will be required to pay ElectraMeccanica a termination fee of $6,000,000.

Upon completion of the Arrangement, it is anticipated that Susan Docherty, who currently serves as Chief Executive Officer and Interim Chief Operating Officer of ElectraMeccanica, will be named Chief Executive Officer of the Resulting Issuer, and David Roberts, who currently serves as a member of the Tevva Board, will become Executive Chairman of the Resulting Issuer.

The foregoing description of the Arrangement Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Arrangement Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K (“Current Report”) and is incorporated herein by reference.

Support Agreements

Simultaneously with the execution of the Arrangement Agreement, Tevva has entered into voting support and lock-up agreements with certain holders of ElectraMeccanica Shares, including all executive officers and directors of ElectraMeccanica, representing approximately 7.89% of ElectraMeccanica’s current shares outstanding (the “ElectraMeccanica Support Agreement Shareholders”), pursuant to which the ElectraMeccanica Support Agreement Shareholders have agreed, among other things, to vote their ElectraMeccanica Shares in favor of adopting the Arrangement Agreement and, subject to certain exceptions where the trading volume or the market value of the Resulting Issuer Shares achieve certain thresholds and certain customary exceptions, not to dispose of their Resulting Issuer Shares for a specified period of time following the Arrangement (the “ElectraMeccanica Support Agreements”).

Also simultaneously with the execution of the Arrangement Agreement, ElectraMeccanica and certain holders of Tevva Shares representing approximately 49% of Tevva’s current shares outstanding (the “Tevva Support Agreement Shareholders”) have entered into voting support and lock-up agreements (the “Tevva Support Agreements”), pursuant to which the Tevva Support Agreement Shareholders agreed, among other things, to complete the Holdco Transfer, to vote their Tevva Shares in favor of the adoption of the Arrangement Agreement and subject to customary exceptions, not to dispose of their Resulting Issuer Shares for a specified period of time following the Arrangement.

The ElectraMeccanica Support Agreements and the Tevva Support Agreements terminate upon the occurrence of certain events, including the termination of the Arrangement Agreement in accordance with its terms.

The foregoing description of the ElectraMeccanica Support Agreements and the Tevva Support Agreements is not intended to be complete and is qualified in its entirety by reference to the full text of the form of ElectraMeccanica Support Agreement and the form of Tevva Support Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report and are incorporated herein by reference.

Working Capital Facility Agreement

In connection with the Arrangement Agreement, on August 14, 2023, ElectraMeccanica and Tevva entered into a facility letter (the “Facility Letter”), pursuant to which ElectraMeccanica has agreed to make available to Tevva a term loan facility of up to an aggregate of $6,000,000 (the “Working Capital Facility”). Drawdown of the Working Capital Facility is conditional on (a) Tevva granting to ElectraMeccanica an all assets debenture (“Debenture”) securing Tevva’s obligations under the Working Capital Facility, which is to rank pari passu with Tevva’s existing security pursuant to the terms of a deed of priority to be entered into among Tevva, ElectraMeccanica and Tevva’s other secured lenders and (b) Tevva obtaining certain approvals from existing lenders regarding the Working Capital Facility and Debenture. These conditions must be satisfied no later than 20 business days following the date of the Facility Letter (or such other date as may be agreed), after which the offer of the Working Capital Facility will lapse. The total amount to be advanced under the Working Capital Facility includes $1,000,000 of funds that have already been provided by ElectraMeccanica to Tevva in connection with the letter of intent previously entered into by the parties, which will be governed by the terms of the Working Capital Facility. Subject to the satisfaction of the abovementioned conditions, the remaining $5,000,000 will be available for advances and can be drawn down by Tevva in up to three tranches of a minimum $1,000,000 each. Borrowings by Tevva under the Working Capital Facility are required to be used solely for working capital purposes and may not be used to repay existing debt or to fund distributions to stockholders. Interest on the Working Capital Facility accrues at 8% per annum, provided that such interest will not accrue depending on, among other things, the timing of the closing of the Arrangement.

Borrowings under the Working Capital Facility, including any accrued interest, are repayable on the earliest of (a) July 1, 2024, (b) the closing of the Arrangement and (c) 90 days after the Arrangement Agreement is terminated for any reason, and may be repaid early without premium or penalty. The terms of the Working Capital Facility also include customary warranties, events of default provisions and a negative pledge.

Tevva has up to 15 business days from the satisfaction of the abovementioned condition precedents to avail itself of the Working Capital Facility.

The foregoing description of the Facility Letter is not intended to be complete and is qualified in its entirety by reference to the full text of the Facility Letter, which is filed as Exhibit 10.3 to this Current Report and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On August 15, 2023, the Company issued a press release to announce, among other things, the Arrangement Agreement and certain matters related thereto. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such a filing or document.

Additional Information and Where to Find It

In connection with the proposed transaction, ElectraMeccanica intends to file with the SEC a preliminary and definitive proxy statement and management information circular (the “Circulars”) relating to the proposed transaction and other relevant documents. The definitive Circular will be mailed to ElectraMeccanica’s shareholders as of a record date to be established for voting on the proposed transaction and any other matters to be voted on at the special meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE CIRCULARS, ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE CIRCULARS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ELECTRAMECCANICA, TEVVA AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) on the SEC’s website at www.sec.gov, on the Canadian Securities Administrators website at www.sedar.com, on ElectraMeccanica’s website at https://ir.emvauto.com/ or by contacting ElectraMeccanica’s Investor Relations via email at IR@emvauto.com.

Participants in the Solicitation

ElectraMeccanica and its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from the shareholders of ElectraMeccanica in connection with the proposed transaction and any other matters to be voted on at the special meeting. Information regarding the names, affiliations and interests of such directors and executive officers will be included in the preliminary and definitive Circulars (when available). Additional information regarding such directors and executive officers is included in ElectraMeccanica’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on April 17, 2023. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of ElectraMeccanica’s shareholders in connection with the proposed transaction and any other matters to be voted upon at the special meeting will be set forth in the preliminary and definitive Circulars (when available).

These documents will be available free of charge as described in the preceding paragraph.

Cautionary Note Regarding Forward-Looking Statements

This Current Report and the accompanying exhibits include “forward-looking statements” within the meaning of U.S. federal securities laws and applicable Canadian securities laws. Forward-looking statements may be identified by words or expressions such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “may,” “will,” “projects,” “could,” “should,” “would,” “seek,” “forecast,” or other similar expressions. Forward-looking statements represent current judgments about possible future events, including, but not limited to statements regarding expectations or forecasts of business, operations, financial performance, prospects, and other plans, intentions, expectations, estimates, and beliefs relating to the proposed transaction between ElectraMeccanica and Tevva, such as statements regarding the combined operations and prospects of ElectraMeccanica and Tevva, the current and projected market, growth opportunities and synergies for the Resulting Issuer, targets for 2028 revenue and EBITDA margins, geographic expansion plans, expectations and intentions with respect to the Working Capital Facility, the expected composition of the management and board of directors of the Resulting Issuer, the expected trading of the Resulting Issuer on The Nasdaq Capital Market, and the timing and completion of the proposed transaction, including the satisfaction or waiver of all the required conditions thereto. These forward-looking statements are based upon the current beliefs and expectations of the management of ElectraMeccanica and Tevva and are subject to known and unknown risks and uncertainties. Factors that could cause actual events to differ include, but are not limited to:

•	the ability of the Resulting Issuer to further penetrate the U.K. and EU markets, and start operations in the U.S. market with Tevva’s commercial vehicles without having any prior experience selling Tevva’s vehicles in the U.S. market;

•	the total addressable market of ElectraMeccanica, Tevva and of the combined business;

•	general economic conditions in the markets where ElectraMeccanica and Tevva operate and where the Resulting Issuer will operate;

•	the expected timing of regulatory approvals relating to the proposed transaction, the businesses of ElectraMeccanica and Tevva and of the Resulting Issuer and product launches of such businesses and companies;

•	non-performance of third-party vendors and contractors;

•	risks related to the Resulting Issuer’s ability to successfully sell its products and the market reception to and performance of its products;

•	ElectraMeccanica’s and the Resulting Issuer’s compliance with, and changes to, applicable laws and regulations;

•	ElectraMeccanica’s and the Resulting Issuer’s limited operating history;

•	the Resulting Issuer’s ability to manage growth;

•	the Resulting Issuer’s ability to obtain additional financing;

•	the Resulting Issuer’s ability to expand product offerings;

•	the Resulting Issuer’s ability to compete with others in its industry;

•	the Resulting Issuer’s ability to protect our intellectual property;

•	ElectraMeccanica’s and the Resulting Issuer’s ability to list the common stock of the Resulting Issuer on Nasdaq;

•	ElectraMeccanica’s and the Resulting Issuer’s ability to defend against legal proceedings;

•	the Resulting Issuer’s success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	the ability to successfully integrate the businesses of ElectraMeccanica and Tevva after the completion of the proposed transaction;

•	the Resulting Issuer’s ability to achieve the expected benefits from the proposed transaction within the expected time frames or at all;

•	the incurrence of unexpected costs, liabilities or delays relating to the proposed transaction;

•	the risk that if the proposed transaction does not close that Tevva is unable to repay the $6 million credit facility provided by ElectraMeccanica;

•	the risk that the proposed transaction may not be accretive to ElectraMeccanica’s shareholders; and

•	other economic, business, competitive, and regulatory factors affecting the businesses of the companies generally, including but not limited to those set forth in ElectraMeccanica’s filings with the SEC, including in the “Risk Factors” section of ElectraMeccanica’s Annual Report on Form 10-K filed with the SEC on April 17, 2023, and its subsequent SEC filings.

Readers are cautioned not to place undue reliance on forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of ElectraMeccanica or the Resulting Issuer. Forward-looking statements speak only as of the date they are made, and ElectraMeccanica and the Resulting Issuer undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statements, except where they are expressly required to do so by law.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit
Number	Description
2.1	Arrangement Agreement, dated August 14, 2023, by and among ElectraMeccanica Vehicles Corp., Tevva Motors Limited, 1432952 B.C. Ltd. and 1432957 B.C. Ltd.
10.1	Form of Voting Support and Lock-Up Agreement for ElectraMeccanica Shareholders
10.2	Form of Voting Support and Lock-Up Agreement for Tevva Shareholders
10.3	Facility Letter, dated August 14, 2023, by and between ElectraMeccanica Vehicles Corp. and Tevva Motors Limited
99.1	Press Release, dated August 15, 2023
104	Cover Page Interactive Data File (cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2023	ELECTRAMECCANICA VEHICLES CORP.

	By:	/s/ Michael Bridge
Michael Bridge
General Counsel and Corporate Secretary